Exhibit 10.1

STOCKHOLDERS AGREEMENT

DATED AS OF DECEMBER 17, 2013

AMONG

HILTON WORLDWIDE HOLDINGS INC.

AND

THE OTHER PARTIES HERETO

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of December 17, 2013 by and among Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages hereto (the “Investor Parties”).

BACKGROUND:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone Designee” has the meaning set forth in Section 2.1(b).

“Blackstone Designator” means the Blackstone Party, or any group of Blackstone Parties collectively, then holding of record a majority of Common Stock held of record by all Blackstone Parties.

“Blackstone Entities” means the entities comprising the Blackstone Parties and their Affiliates.

“Blackstone Parties” means the entities listed on the signature pages hereto under the heading “Blackstone Parties” and any other Blackstone Entities that may from time to time become parties hereto.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other stock of the Company into which outstanding shares of such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investor Parties” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Plan Asset Regulation” has the meaning set forth in Section 3.3.

“Pre-IPO Owners” means the Blackstone Entities and the other Persons who held Common Stock at the time of the IPO and any Affiliate thereof that shall become a holder of any Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly-authorized committee of the Board, as a Director and taking into account any Director continuing to serve as such without the need for re-election, the number of Blackstone Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Pre-IPO Owners collectively Beneficially Own 50% or more of the total Common Stock as of the record date for such meeting, the lowest whole number that is greater than 50% of the Total Number of Directors; (ii) if the Pre-IPO Owners collectively Beneficially Own at least 40% (but less than 50%) of the total Common Stock as of the record date for such meeting, the lowest whole number that is greater than 40% of the Total Number of Directors; (iii) if the Pre-IPO Owners collectively Beneficially Own at least 30% (but less than 40%) of the total Common Stock as of the record date for such meeting, the lowest whole number that is greater than 30% of the Total Number of Directors; (iv) if the Pre-IPO Owners collectively Beneficially Own at least 20% (but less than 30%) of the total Common Stock as of the record date for such meeting, the lowest whole number that is greater than 20% of the Total Number of Directors; and (v) if the Pre-IPO Owners collectively Beneficially Own at least 5% (but less than 20%) of the total Common Stock as of the record date for such meeting, the lowest whole number that is greater than 10% of the Total Number of Directors.

(b) If at any time the Blackstone Designator has designated fewer than the total number of individuals that the Blackstone Designator is then entitled to designate pursuant to Section 2.1(a), the Blackstone Designator shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Blackstone Designator shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Blackstone Designee”.

(c) In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any Blackstone Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Blackstone Designator, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(d) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to this Section 2.1 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(e) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the charter or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock) shall require the prior written consent of the Blackstone Designator, delivered in accordance with Section 4.13 of this Agreement.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, permit the Blackstone Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Blackstone Entities without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Blackstone Entities, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Blackstone Entities; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Blackstone Entities without the loss of any such privilege.

3.3 VCOC. With respect to each Blackstone Entity that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any shares of Common Stock (or other securities of the Company into which such shares of Common Stock may be converted or for which such shares of Common Stock may be exchanged), without limitation or prejudice of any the rights provided to the Blackstone Entities hereunder, the Company shall, with respect to each such VCOC Investor:

(a) provide each VCOC Investor or its designated representative with:

(i) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iv) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(v) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege;

provided, that, in each case, if the Company makes the information described in clauses (ii), (iii) and (iv) of this clause (a) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of such information shall be deemed satisfied;

(b) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(c) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable law, rule, regulation or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so, provided however, that this right to consult must be exercised within five (5) days after the Company informs the VCOC Investor of the proposed corporate action and provided further that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(d) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation, provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify as a “venture capital operating company” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Blackstone Entity will cooperate in good faith to take all reasonable actions necessary, subject to applicable law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

ARTICLE IV.

GENERAL PROVISIONS

4.1 Termination. Except for Section 3.3, this Agreement shall terminate on the earlier to occur of (i) such time as the Blackstone Designator is no longer entitled to designate a Director pursuant to Section 2.1(a) and (ii) the delivery of a written notice by the Blackstone Designator to the Company requesting that this Agreement terminate. The VCOC Investors shall advise the Company when they collectively first cease to beneficially own any of the Company’s Common Stock or other securities of the Company into which such shares of Common Stock may be converted or for which such shares of Common Stock may be exchanged, whereupon Section 3.3 hereof shall terminate.

4.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

The Company’s address is:

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive, Suite 1100

McLean, VA 22102

Attention: General Counsel

Telephone: (703) 883-1000

with a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Joshua Ford Bonnie, Esq.

Fax: (212) 455-2502

The Blackstone Entities’ address is:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Attention: Tyler Henritze

Fax: (212) 583-5191

with a copy (not constituting notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Joshua Ford Bonnie, Esq.

Fax: (212) 455-2502

4.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Blackstone or any Blackstone Entity being deprived of the rights contemplated by this Agreement.

4.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, a Blackstone Party may assign this Agreement to an Affiliate that becomes a party hereto.

4.6 Third Parties. Except as provided for in Article II and Section 3.3 with respect to any Blackstone Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Blackstone Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 4.2 by the Blackstone Party or Parties holding of record a majority of the Common Stock then held of record by Blackstone Parties as of the latest date any such notice is so provided.

4.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

4.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name: Kevin J. Jacobs Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stockholders’ Agreement]

BLACKSTONE PARTIES:

BH HOTELS HOLDCO LLC

By:	Blackstone Real Estate Partners VI L.P.,
its managing member

By:	Blackstone Real Estate Associates VI L.P.,
its general partner

By:	BREA VI L.L.C.,
its general partner

By:	/s/ William J. Stein
Name: William J. Stein
Title: Authorized Signatory

BLACKSTONE A23 HOLDINGS LLC

By:	Blackstone Real Estate Partners VI L.P.,
its managing member

By:	Blackstone Real Estate Associates VI L.P.,
its general partner

By:	BREA VI L.L.C.,
its general partner

By:	/s/ William J. Stein
Name: William J. Stein
Title: Authorized Signatory

[Signature Page to Stockholders’ Agreement]